Consent of Independent Registered Public Accounting Firm
United Business Holdings, Inc. (Bank in Formation)
San Diego, California
We consent to the use in this Registration Statement on Form S-1 of United Business Holdings, Inc. of our report dated December 12, 2008 relating to our audit of the balance sheet, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Pasadena, California December 12, 2008

McGladrey & Pullen LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.